Exhibit 99.1

LENOX GROUP INC REPORTS FOURTH QUARTER AND FULL YEAR

2007 RESULTS

March 5, 2008 – Eden Prairie, MN – Lenox Group Inc (NYSE: LNX), a leading tabletop, giftware and collectible company, today reported financial results for its fourth quarter and full year ending December 29, 2007.

Net sales for the fourth quarter 2007 totaled $135.0 million as compared to $159.1 million for the comparable prior year period. Net income for the fourth quarter of 2007 was $4.4 million as compared to a net loss of $6.4 million in the comparable prior period. EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for one-time special items for the fourth quarter of 2007 was $18.4 million as compared to $13.4 million for the same period in 2006. (See table below)

Net sales for the full year in 2007 totaled $452.1 million as compared to $502.5 million for the comparable prior year period. Net loss for 2007 was $15.8 million, as compared to a net loss of $49.3 million in the comparable prior year period. EBITDA adjusted for one-time special items for the full year 2007 was $27.1 million as compared to $22.0 million for the comparable prior year period.

Marc Pfefferle, interim Chief Executive Officer, said, “The Company is stronger and better positioned for the future in many ways. Most significantly, Lenox has addressed the changing demographics of the customer base by innovating new products, improving our market position and share in better casual dinnerware and flatware, and through the introduction of our unique Simply FineTM line of fine china and an updated Dansk product line. These offerings target our younger, lifestyle driven customer. We have made strategic and tactical changes to improve the performance of our Consumer Direct and Retail businesses and significantly reduced our inventory levels.”

Mr. Pfefferle continued, “Although we are disappointed by the decline in net sales, we accomplished a great deal in 2007. We improved our adjusted EBITDA to $27.1 million in 2007 from $22.0 million in 2006, despite poor performance in our Consumer Direct and Retail businesses and a weak fourth quarter retail sales environment. This was primarily due to significantly reduced operating expenses as well as improvements in the Wholesale business gross profit. We strengthened our management team with key personnel appointments, including Fred Spivak as our new COO-CFO and new business leaders in both our Consumer Direct and Retail businesses. In 2008, we will be pursuing two additional growth opportunities. As recently reported the Company announced its intent to pursue a strategic licensing plan and appointed IMC Licensing to help develop licensing strategies and target licensing opportunities for the Lenox brand. The Company will also be developing a presence in key international markets, which we believe can have a meaningful impact on our business.”

EBITDA

The Company incurred significant one-time special items during 2006 and 2007. Management believes that showing EBITDA and EBITDA adjusted for these special items provides useful information to investors regarding the Company’s results. These measures should not be considered an alternative to the results from operations which are determined in accordance with GAAP. The schedule below reconciles the GAAP financial measure to the non-GAAP financial measure as follows:

Reconciliation of Net income (GAAP measure) to
EBITDA Adjusted for Special Items (non-GAAP measure)

	13 Weeks Ended		52 Weeks Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Net income (loss) (GAAP measure)	4,358	$(6,385)	$(15,826)	$(49,267)
Interest expense	4,243	4,886	15,890	16,697
Loss on extinguishment of debt	—	—	5,940	—
Income tax expense (benefit)	3,179	4,713	(13,348)	(1,795)
Franchise taxes	93	93	372	525
Depreciation expense	2,488	3,312	11,708	12,581
Amortization expense	516	580	2,150	2,902
EBITDA	14,877	7,199	6,886	(18,357)
Special items:
Goodwill impairment	—	18,195	—	55,269
Pension curtailment gain	—	(14,783)	—	(14,783)
Tradename impairment	—	3,743	—	3,743
Gain on sale of Pomona facility	—	(1,085)	—	(1,085)
Purchase accounting adjustments	—	—	—	(2,953)
Severance, retention bonuses and related employee benefits and costs (1)	717	—	6,862	—
Expenses incurred in connection with facility consolidations, closings and relocations (1)	70	—	4,469	—
Professional fees paid related to the refinancing, restructuring and extraordinary corporate governance matters	1,197	125	5,605	125
Fines, settlements, judgments and legal fees associated with proceedings outside of the ordinary course of business.	650	—	995	—
All other - net	918		2,289	—
EBITDA adjusted for special items (non-GAAP measure)	$18,429	$13,394	$27,106	$21,959

NOTE:

(1)

Included in whole or in part in the $0.7 million and the $9.5 million restructuring charges for the 13 weeks and the 52 weeks ended December 29, 2007, as shown in the financial statements prepared in accordance with GAAP.

Fourth Quarter Performance by Reporting Segment

Wholesale

Net sales decreased $12.8 million, or 14%, in the fourth quarter of 2007 compared with the same period in 2006. The sales decline was largely the result of a weak consumer retail environment, the continued contraction of the gift and specialty channel, and the divestiture of our sterling silver product line in the third quarter of 2007. In addition there was a temporary product void in sales of the Dansk brand, caused by transitioning Dansk from the housewares market to the upstairs tabletop market. The new Dansk product introductions will be shipped in the second quarter of 2008.

Gross profit as a percentage of net sales was 46% and 36% in the fourth quarter of 2007 and 2006 respectively. Approximately half of the improvement was attributable to a favorable sales mix that included less liquidation sales. The balance of the improvement was principally due to lower excess inventory expense and lower manufacturing costs due to the closure of the sterling manufacturing facility.

Selling expenses were 14% of net sales in 2007, as compared to 11% of net sales in the prior year period. This increase was principally due to higher bad debt expense and higher advertising expenses.

In the fourth quarter of 2006, the Company recognized a goodwill impairment charge of $18.2 million, net of tax. There was no similar charge in the fourth quarter of 2007.

Operating income increased in the fourth quarter of 2007 by $20.5 million as compared to the fourth quarter of 2006 as a result of the items described above.

Retail

Net sales decreased $8.6 million, or 26%, in the fourth quarter of 2007 compared with the same period in 2006. This decrease was primarily the result of an 18% reduction in same-store sales due to a decline in store traffic resulting from a more difficult consumer retail environment. In addition, five stores which were operating in the fourth quarter of 2006 were closed prior to the fourth quarter of 2007. The Company was operating in 34 retail stores as of December 29, 2007.

Gross profit as a percentage of net sales was 51% and 50% in the fourth quarter of 2007 and 2006 respectively.

Selling expenses were 32% of net sales in 2007, as compared to 30% of net sales in the prior year period. The higher expense rate reflects higher fixed operating costs on a declining sales base. Selling expenses in 2007 were reduced by store closures and lower administrative costs as a result of restructuring efforts.

Operating income was $1.9 million less in the fourth quarter of 2007 as compared to the fourth quarter of 2006 as a result of the items described above.

Direct

Net sales decreased $3.3 million, or 9% in the fourth quarter of 2007 as compared to the same period in 2006. The decrease was due to lower internet sales and consumer response to our seasonal catalogs and direct mail campaigns.

Gross profit as a percentage of net sales was 69% in the fourth quarters of both 2007 and 2006.

Selling expenses were 46% of net sales in 2007, as compared to 41% of net sales in the prior year period. This result reflects higher advertising expenses associated with acquiring new customers, combined with a declining sales base due to lower consumer response to our direct mail campaigns.

Operating income was $2.4 million less in the fourth quarter of 2007 as compared to the fourth quarter of 2006 as a result of the items described above.

Corporate

Net sales of $1.2 million represent revenue from the licensing of the Company’s brands and were $0.7 million higher in the fourth quarter of 2007 compared to the same period in 2006.

General and administrative expenses decreased by $3.4 million or 12% in the fourth quarter of 2007, as compared to the same period in 2006. The largest components of this decrease included workforce reductions of $2.2 million and a $2.1 million reduction in postretirement expenses related to freezing the Company’s defined benefit pension and the discontinuation of postretirement health benefits being offered to current employees. These savings were partially offset by an increase of $1.2 million in executive management consulting fees incurred in 2007 and a $1.2 million one-time gain from the sale of the Pomona manufacturing facility in 2006.

Full Year Performance by Reporting Segment

Wholesale

Net sales decreased $29.4 million, or 9%, in 2007 compared with the same period in 2006 due to the ongoing contraction of the gift and specialty channel, the consolidation of the department store customers and a weak consumer retail environment in the fourth quarter of 2007. The divestiture of the Company’s sterling silver product line and the product void in the Dansk brand caused by transitioning Dansk from the housewares market to the upstairs tabletop market further contributed to the decrease.

Gross profit as a percentage of net sales was 43% and 41% in 2007 and 2006 respectively. This increase in gross profit as a percentage of net sales was primarily due to a favorable sales mix in the second half of 2007 and lower excess inventory expense. Lower freight expense also contributed to the increase.

Selling expenses were 13% of net sales in 2007 as well as in 2006. This rate was sustained on a lower sales volume primarily due to lower fixed compensation and variable selling costs resulting from the sales force integration efforts, as well as lower bad debt expense.

In 2006, the Company recognized a goodwill impairment charge of $55.3 million. There was no similar charge in 2007.

Operating income increased $52.0 million in 2007 as compared to 2006 as a result of the items described above.

Retail

Net sales decreased $14.1 million, or 18%, in 2007 compared with 2006 primarily due to the net reduction of 31 stores, 28 of which were closed in the first quarter of 2006. Further contributing to the decrease was a 10% reduction in same-store sales due to lower store traffic as a result of a more difficult consumer retail environment in the fourth quarter of 2007.

Gross profit as a percentage of net sales was 43% and 54% in 2007 and 2006, respectively. A positive $4.5 million purchase accounting adjustment in 2006 to value Lenox inventory at its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date accounted for a seven percentage point increase in 2006. The remaining four percentage point decrease in gross profit percentage in 2007, resulted from a focus on liquidating second quality and excess inventory at significantly reduced prices during the first half of 2007 as well as higher freight costs.

Selling expenses were 49% of net sales in 2007 compared to 44% of net sales in 2006. The higher expense rate reflects higher fixed operating costs on a declining sales base. Selling expenses in 2007 were reduced by store closures and lower administrative costs as a result of restructuring efforts in the first half of 2007.

Restructuring charges of $1.2 million in 2007 were primarily lease termination costs related to an “All the Hoopla” store located in Buffalo, NY.

There was an operating loss of $4.6 million in 2007 as compared to an operating profit of $8.0 million in 2006 as a result of the items described above.

Direct

Net sales decreased $7.5 million or 8% in 2007 as compared to the same period in 2006, as lower consumer response to our direct mail advertising campaigns in 2007 was partially offset by higher internet sales.

Gross profit as a percentage of sales was 69% in both 2007 and 2006 respectively.

Selling expenses were 55% of net sales in 2007 compared to 49% of net sales in 2006, an increase of $1.6 million. The higher expense rate as a percentage of net sales in 2007, compared to 2006, reflects a planned significant increase in advertising costs to acquire more customers to grow the business. These efforts were not successful due to lower customer response to our direct mail campaigns. Selling expenses in 2007 were also increased by higher bad debt expense related to a change in sales and customer mix.

Operating income was $7.8 million less in 2007 as compared to 2006 as a result of the items described above.

Corporate

Net sales of $2.3 million in 2007 represents revenue from the licensing of the Company’s brands and was $0.5 million higher as compared to 2006.

General and administrative expenses decreased by $13.5 million or 12% in 2007 as compared to the same period in 2006. The largest components of this decrease included a $9.2 million reduction in postretirement expenses relating to freezing the Company’s defined benefit pension plans and discontinuing post retirement health benefits to current employees, as well as workforce reductions of $7.4 million and a $1.6 million reduction in equity compensation. Partially offsetting these decreases was $5.1 million in executive management consulting fees incurred in 2007.

Liquidity and Bank Covenants

The Company had borrowings on its revolving credit facility in the amount of $8.9 million at year end 2007. Letters of credit outstanding on the same date were $6.7 million. Availability under the credit facility was $66.9 million. The Company’s business is seasonal and it expects that a significant portion of the availability at year end will be utilized in the first half of the year while availability will increase in the second half of the year. The Company was in compliance with all bank covenants at year end 2007.

Strategic Alternatives Process

On January 14, 2008 the Company announced that it will explore strategic alternatives aimed at enhancing shareholder value. As previously stated, the process is expected to take approximately six months, but timing is flexible and there can be no assurance that strategic alternatives will be available or that the Company will elect to consummate any such alternatives.

Conference Call Information

Lenox Group management will review the Company’s 2007 fourth quarter and full year results on a conference call beginning at 9:00 a.m. (EDT) on March 6, 2008. Investors will have the opportunity to listen to a live Webcast of the conference call over the Internet at www.earnings.com. To participate, please go to the Web site at least 15 minutes prior to the start time to register and download and install any necessary software. A replay will be available at the same location after the call concludes for those who cannot listen to the live broadcast for a period of 14 days.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Gorham and Dansk brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer channels including catalogs, direct mail, and the Internet.

Forward-looking statements

Any conclusions or expectations expressed in, or drawn from, the statements in this filing concerning matters that are not historical corporate financial results are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Such risks and uncertainties that could affect performance include, but are not limited to, the ability of the Company to: (1) integrate certain Lenox and Department 56 operations; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt and remain in compliance with the terms of its credit facilities; (4) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (5) retain key employees; (6) maintain and develop cost effective relationships with foreign manufacturing sources; (7) maintain the confidence of and service effectively key wholesale customers; (8) manage currency exchange risk and interest rate changes on the Company’s variable debt; (9) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; (10) successfully implement a strategic alternative, (11) forecast and react to consumer demand in a challenging economic environment and (12) manage litigation risk in a cost effective manner. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2006 dated March 15, 2007 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact

Ed Paolella

267.525.5072

LENOX GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	13 Weeks Ended				52 Weeks Ended
	December 29, 2007		December 30, 2006		December 29, 2007		December 29, 2006
NET SALES	$134,967		$159,065		$452,115		$502,506
COST OF SALES	63,752	47.2%	85,017	53.4%	235,139	52.0%	257,932	51.3%

Gross Profit	71,215	52.8%	74,048	46.6%	216,976	48.0%	244,574	48.7%

Selling, general and administrative expenses	58,780	43.6%	63,569	40.0%	214,816	47.5%	234,676	46.7%
Restructuring charges	658	0.5%	—	0.0%	9,540	2.1%	—	0.0%
Pension Curtailment and settlement gains	—		(14,783)		—		(14,783)
Goodwill impairment	—		18,195		—		55,269
Tradename impairment	—	0.0%	3,743	2.4%	—	0.0%	3,743	0.7%

OPERATING INCOME (LOSS)	11,777	8.7%	3,324	2.1%	(7,380)	-1.6%	(34,331)	-6.8%

OTHER EXPENSE (INCOME)
Interest expense	4,243	3.1%	4,886	3.1%	15,890	3.5%	16,697	3.3%
Loss on refinancing of debt	—	0.0%	—	0.0%	5,940	1.3%	—	0.0%
Other, net	(3)	0.0%	110	0.1%	(36)	0.0%	35	0.0%

INCOME (LOSS) BEFORE INCOME TAXES	7,537	5.6%	(1,672)	-1.1%	(29,174)	-6.5%	(51,063)	-10.2%

INCOME TAX EXPENSE (BENEFIT)	3,179	2.4%	4,713	3.0%	(13,348)	-3.0%	(1,795)	-0.4%

NET INCOME (LOSS)	$4,358	3.2%	$(6,385)	-4.0%	$(15,826)	-3.5%	(49,268)	-9.8%

INCOME (LOSS) PER SHARE - BASIC	$0.31		$(0.46)		$(1.15)		$(3.58)

INCOME (LOSS) PER SHARE - ASSUMING DILUTION	$0.31		$(0.46)		$(1.15)		$(3.58)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,843		13,775		13,817		13,749
ASSUMING DILUTION	14,042		13,775		13,817		13,749

SUPPLEMENTAL INFORMATION -

Depreciation expense (as reported within SG&A from continuing operations)	$2,488		$3,312		$11,708		$12,581

LENOX GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	December 29, 2007	December 30, 2006
CURRENT ASSETS:
Cash and cash equivalents	$3,081	$875
Accounts receivable, net	43,273	52,059
Inventories	84,415	101,925
Deferred taxes	17,347	13,896
Income tax receivable	10,114	956
Other current assets	8,405	9,306
Total current assets	166,635	179,017

PROPERTY AND EQUIPMENT, net	41,987	49,471
TRADEMARKS, net	119,941	119,439
OTHER INTANGIBLES, net	11,984	14,135
MARKETABLE SECURITIES	71	2,098
OTHER ASSETS	11,488	9,637
	$352,106	$373,797

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,250	$49,056
Borrowings on revolving credit facility	8,938	47,510
Accounts payable	31,836	35,248
Accrued compensation and benefits payable	8,727	6,428
Severance and restructuring reserves	2,756	1,939
Other current liabilities	8,826	8,576
Total current liabilities	62,333	148,757

DEFERRED COMPENSATION OBLIGATION	54	2,085
PENSION OBLIGATIONS	15,788	30,664
POSTRETIREMENT OBLIGATIONS	1,585	15,853
DEFERRED TAXES	25,531	18,297
LONG-TERM DEBT	98,500	—
DEFERRED GAIN ON SALE-LEASEBACK	3,570	3,845
OTHER NONCURRENT LIABILITIES	8,603	12,617
STOCKHOLDERS’ EQUITY	136,142	141,679
	$352,106	$373,797